Exhibit 99.1

Zoned Properties Reports Third Quarter 2019 Financial Results

Advisory Services Drive 82% Q3 Revenue Growth Year-over-Year

SCOTTSDALE, Ariz., November 12, 2019 /BusinessWire/ -- Zoned Properties®, Inc. (OTCQB: ZDPY), a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for the regulated cannabis industry, positioning the company for property acquisitions and revenue growth, today announced its financial results for the three and nine-months ended September 30, 2019.

Third Quarter 2019 Financial Results

●	Revenue increased 82% to $338,000, compared to $263,000 for the third quarter of 2018, reflecting an increase primarily attributable to an increase in advisory revenues.
●	Operating expenses increased 13% to $304,000, up from $270,000 for the third quarter of 2018.
●	Income from operations was $34,000, as compared to a loss from operations of $(8,000) for the third quarter of 2018.
●	Net income was $4,000, or $0.00 per basic and diluted share, compared to net income of $13,000, or $0.00 per basic and diluted share for the third quarter of 2018.

Nine Month 2019 Financial Results

●	In January 2019, Zoned Properties completed a stock redemption, returning approximately 5.64 million shares of its common stock, or 32.3% of the shares outstanding, back into the treasury.
●	Revenue decreased 4% to $941,000, compared to $974,000 for the nine months ended September 30, 2018, reflecting a decrease primarily attributable to restructuring the Significant Tenant Lease Agreements in May 2018 offset by an increase in advisory revenues in 2019.
●	Operating expenses decreased 99% to $951,000, compared to $2,821,000 for the nine months ended September 30, 2018, primarily attributable to recording the write off of deferred rent receivable of $1,854,000 during the nine months ended September 30, 2018.
●	Loss from operations was $10,000, as compared to loss from operations of $1,847,000 for the nine months ended September 30, 2018.
●	Net income was $7,000, or $0.00 per basic and diluted share, compared to a net loss of $(1,883,000), or $(0.11) per basic and diluted share for the nine months ended September 30, 2018.
●	Net cash provided by operating activities was $219,000 for the nine months ended September 30, 2019, compared to $282,000 for the nine months ended September 30, 2018.
●	As of September 30, 2019, Zoned Properties had cash of $574,000, compared to $355,000 as of December 31, 2018.

“Zoned Properties’ third quarter financial results represent the Company’s execution on business fundamentals and proof of concept in our advisory services platform. We have confirmed our expectation that real estate and sustainability services would be highly sought-after by operators across the regulated cannabis industry. We are excited to be actively expanding these services and anticipate recruiting new leadership to our team of experts in order to scale our growth strategy,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties. “Through our network of clients, partners, and development projects, the Zoned Properties team has been positioning to leverage our existing portfolio and actively vetting future acquisition targets. With a healthy capital structure, continued positive cash flow from operations, and long-standing relationships in the marketplace, our team will continue working hard to position Zoned Properties to increase shareholder value.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for clients in the regulated cannabis industry, positioning the company for real estate acquisitions and revenue growth. We intend to pioneer sustainable development for emerging industries, including the regulated cannabis industry. We are an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. We focus on investing capital to acquire and develop commercial properties to be leased on a triple-net basis, and engaging clients that face zoning, permitting, development, and operational challenges. We provide development strategies and advisory services that could potentially have a major impact on cash flow and property value. We do not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”).

Website: www.ZonedProperties.com

Twitter: @ZonedProperties

LinkedIN: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren
Tel (877) 360-8839
Investors@zonedproperties.com

www.zonedproperties.com